Exhibit 99.1

Compass Diversified Holdings Ryan J. Faulkingham Chief Financial Officer 203.221.1703 ryan@compassequity.com	Investor Relations and Media Contacts: The IGB Group Leon Berman / Matt Steinberg 212.477.8438 / 212.477.8261 lberman@igbir.com / msteinberg@igbir.com

Compass Diversified Holdings Reports Fourth Quarter and Full Year 2014 Financial Results

Generates Cash Flow Available for Distribution and Reinvestment of $17.5 Million for Fourth Quarter Ended December 31, 2014 and $58.0 Million for Full Year 2014

Westport, Conn., March 2, 2015 - Compass Diversified Holdings (NYSE: CODI) (“CODI,” “we,” “our” or the “Company”), an owner of leading middle market businesses, announced today its consolidated operating results for the three and twelve months ended December 31, 2014.

Fourth Quarter 2014 Highlights

•	Generated Cash Flow Available for Distribution and Reinvestment ("CAD" or "Cash Flow") of $17.5 million for the fourth quarter of 2014 and $58.0 million for the full year 2014;

•
Reported net income of $8.9 million for the fourth quarter of 2014 and net income of $291.2 million for the full year 2014, which includes a third quarter $264.3 million gain on deconsolidation of the Fox Factory Holding Corp. (“FOX”) subsidiary;

•	Paid a fourth quarter 2014 cash distribution of $0.36 per share in January 2015, bringing cumulative distributions paid to $11.7552 per share since CODI’s IPO in May of 2006;

•	Consummated the platform acquisition of Candle Lamp Company, LLC (“SternoCandleLamp”);

•	Consummated the acquisition of American Environmental Services, Inc. ("AES") by the Company's Clean Earth subsidiary; and

•	Completed a 6.0 million share offering in November 2014.

“We generated strong operating results for the fourth quarter and full year 2014 as we benefitted from the leadership positions and financial strength of our niche industrial and branded consumer businesses,” stated Alan Offenberg, CEO of Compass Diversified Holdings. “During a time when we capitalized on attractive growth opportunities, we achieved full year 2014 Cash Flow of $58.0 million. Our 2014 results reflect solid contributions from Ergobaby, Camelbak and American Furniture Manufacturing as well as strong performance from our latest platform acquisitions of Clean Earth and SternoCandleLamp.”

Mr. Offenberg added, “During 2014, we made significant progress on key initiatives to strengthen the company from both a strategic and financial perspective. Specifically, we acquired two leading middle market businesses that meet our strict criteria and enhance our earnings potential. We further improved our financial position by completing a 6.0 million share offering, generating proceeds of approximately $100 million, and obtaining $725 million in new debt financing under attractive terms. Additionally, we generated approximately $65.5 million in net proceeds from a partial divestiture of our interest in FOX, while maintaining approximately 41% ownership. Looking ahead, our solid balance sheet and financial flexibility enable us to continue reinvesting in our current subsidiaries while taking advantage of accretive platform and add-on acquisitions that enhance our future prospects and add value for our shareholders.”

Operating Results
CODI reported Cash Flow (see Note Regarding Use of Non-GAAP Financial Measures below) of $17.5 million for the quarter ended December 31, 2014, as compared to $9.9 million for the prior year’s comparable quarter. CODI’s weighted average number of shares outstanding for the quarter ended December 31, 2014 was approximately 51.4 million as compared to approximately 48.3 million for the quarter ended December 31, 2013.

Cash Flow for the fourth quarter of 2014 reflects year-over-year growth in the Company’s Ergobaby, Camelbak, American Furniture Manufacturing and Advanced Circuits businesses as well as positive contributions from the Company’s recent acquisitions of Clean Earth and SternoCandleLamp, offset by a decline at the Company’s Liberty Safe and Arnold Magnetics businesses. Cash Flow for the fourth quarter of 2014 included contributions from SternoCandleLamp from the date of acquisition.

For the year ended December 31, 2014, CODI reported Cash Flow of $58.0 million, as compared to $73.5 million for the year ended December 31, 2013. CODI’s weighted average number of shares outstanding for the twelve month period ended December 31, 2014 was approximately 49.1 million as compared to approximately 48.3 million for the twelve month period ended December 31, 2013.

CODI’s Cash Flow is calculated after taking into account all interest expense, cash taxes paid and maintenance capital expenditures, and includes the operating results of each of our businesses for the periods during which CODI owned them. However, Cash Flow excludes the gains from monetizing interests in CODI’s subsidiaries, which have totaled approximately $340 million since going public in 2006.

Net income for the quarter ended December 31, 2014 was $8.9 million, as compared to a net loss of $5.1 million for the quarter ended December 31, 2013. During the fourth quarter ended December 31, 2013, CODI recorded a $12.0 million non-cash impairment charge for the Company’s Tridien Medical subsidiary.

For the year ended December 31, 2014, CODI reported net income of $291.2 million, which included a one-time accounting gain of approximately $264.3 million as a result of the deconsolidation of FOX that occurred in the third quarter. For the year ended December 31, 2013, CODI reported net income of $78.8 million, which included a $61.3 million supplemental put expense reversal in connection with the previously announced termination of the Supplemental Put Agreement in July 2013.

Liquidity and Capital Resources
As of December 31, 2014, CODI had approximately $23.7 million in cash and cash equivalents, $323 million outstanding on its term loan facility and $170 million of borrowings under its revolving credit facility. The Company has no significant debt maturities until 2019 and had borrowing availability of approximately $226 million at December 31, 2014 under its revolving credit facility. In addition, the Company’s equity investment in FOX is valued at $245 million.

In November 2014, CODI completed a public offering of 6.0 million trust shares. CODI raised approximately $100.0 million of net proceeds from the offering, which was used to repay a portion of the outstanding balance of its revolving credit facility.

Fourth Quarter 2014 Distribution
On January 8, 2015, CODI’s Board of Directors declared a fourth quarter distribution of $0.36 per share. The cash distribution was paid on January 29, 2015 to all holders of record as of January 22, 2015. Since its IPO in May of 2006, CODI has paid a cumulative distribution of $11.7552 per share.

Conference Call
Management will host a conference call on Tuesday, March 3, 2015 at 9:00 a.m. ET to discuss the latest corporate developments and financial results. The dial-in number for callers in the U.S. is (855) 212-2368 and the dial-in number for international callers is (315) 625-6886. The access code for all callers is 77773141. A live webcast will also be available on the Company's website at www.compassdiversifiedholdings.com.

A replay of the call will be available through March 10, 2015. To access the replay, please dial (855) 859-2056 in the U.S. and (404) 537-3406 outside the U.S., and then enter the access code 77773141.

Note Regarding Use of Non-GAAP Financial Measures
CAD, or Cash Flow, is a non-GAAP measure used by the Company to assess its performance, as well as its ability to sustain and increase quarterly distributions. A number of CODI’s businesses have seasonal earnings patterns. Accordingly, the Company believes that the most appropriate measure of its performance is over a trailing or expected 12-month period. We have reconciled CAD, or Cash Flow, to Net Income and Cash Flow Provided by Operating Activities on the Attached Schedules. We consider Net Income and Cash Flow Provided by Operating Activities to be the most directly comparable GAAP financial measures to CAD, or Cash Flow.

About Compass Diversified Holdings (“CODI”)
CODI owns and manages a diverse family of established North American middle market businesses. Each of its current subsidiaries is a leader in its niche market.

CODI maintains controlling ownership interests in each of its subsidiaries in order to maximize its ability to impact long-term cash flow generation and value. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its subsidiaries to invest in the long-term growth of the Company and to make cash distributions to its shareholders.

Our nine majority-owned subsidiaries are engaged in the following lines of business:

•	The manufacture of quick-turn, small-run and production rigid printed circuit boards (Advanced Circuits);

•	The design and manufacture of promotionally priced upholstered furniture (American Furniture Manufacturing);

•	The design and manufacture of medical therapeutic support surfaces and other wound treatment devices (Anodyne Medical Device, also doing business and known as Tridien Medical);

•	The manufacture of engineered magnetic solutions for a wide range of specialty applications and end-markets (Arnold Magnetic Technologies);

•	The design and manufacture of personal hydration products for outdoor, recreation and military use (CamelBak Products);

•	Environmental services for a variety of contaminated materials including soils, dredged material, hazardous waste and drill cuttings (Clean Earth);

•	The design and marketing of wearable baby carriers, strollers and related products (Ergobaby);

•	The design and manufacture of premium home and gun safes (Liberty Safe); and

•	The manufacture and marketing of portable food warming fuel and creative table lighting solutions for the foodservice industry (SternoCandleLamp).

In addition, we own approximately 41% of the common stock of Fox Factory Holding Corp. ("FOX", Nasdaq: FOXF), a former subsidiary business that completed its initial public offering in August 2013. FOX designs and manufactures high-performance suspension products primarily for mountain bikes, side-by-side vehicles, on-road and off-road vehicles and trucks, all-terrain vehicles, snowmobiles, specialty vehicles and applications, and motorcycles.

To find out more about Compass Diversified Holdings, please visit www.compassdiversifiedholdings.com.

This press release may contain certain forward-looking statements, including statements with regard to the future performance of the Company. Words such as "believes," "expects," "projects," and "future" or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the Securities and Exchange Commission for the year ended December 31, 2014 and other filings with the Securities and Exchange Commission. Except as required by law, CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Compass Diversified Holdings Condensed Consolidated Balance Sheets

	December 31,	December 31,
(in thousands)	2014	2013
Assets
Current assets
Cash and cash equivalents	$23,703	$113,229
Accounts receivable, less allowance of $5,200 and $3,424	157,535	111,736
Inventories	111,214	152,948
Prepaid expenses and other current assets	28,347	21,220
Total current assets	320,799	399,133
Property, plant and equipment, net	115,871	68,059
Equity method investment	245,214	—
Goodwill and intangible assets, net	846,400	556,970
Other non-current assets	19,146	20,751
Total assets	$1,547,430	$1,044,913

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued expenses	$125,356	$118,129
Due to related party	6,193	4,528
Current portion, long-term debt	3,250	2,850
Other current liabilities	6,311	4,623
Total current liabilities	141,110	130,130
Deferred income taxes	97,582	60,024
Long-term debt	485,547	280,389
Other non-current liabilities	14,857	5,435
Total liabilities	739,096	475,978
Stockholders' equity
Total stockholders' equity attributable to Holdings	767,431	473,385
Noncontrolling interests	40,903	95,550
Total stockholders' equity	808,334	568,935
Total liabilities and stockholders’ equity	$1,547,430	$1,044,913

Compass Diversified Holdings Condensed Consolidated Statements of Operations

	Three Months Ended		Twelve Months Ended
(in thousands, except per share data)	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013

Net sales	$264,028	$232,685	$982,300	$985,539
Cost of sales	191,303	163,056	688,631	679,708
Gross profit	72,725	69,629	293,669	305,831
Operating expenses:
Selling, general and administrative expense	47,744	43,067	181,683	167,738
Supplemental put expense	—	—	—	(45,995)
Management fees	7,088	4,990	22,722	18,632
Amortization expense	11,811	7,248	33,606	29,632
Impairment expense	—	12,018	—	12,918
Operating income	6,082	2,306	55,658	122,906

Other income (expense):
Interest expense, net	(10,626)	(4,771)	(27,068)	(19,376)
Amortization of debt issuance costs	(545)	(570)	(2,243)	(2,123)
Loss on debt extinguishment	—	—	(2,143)	(1,785)
Gain on deconsolidation of subsidiary	—	—	264,325	—
Gain on equity method investment	11,029	—	11,029	—
Other income (expense), net	(447)	14	(139)	(77)
Income (loss) before income taxes	5,493	(3,021)	299,419	99,545
Provision (benefit) for income taxes	(3,440)	2,041	8,264	20,729
Net income (loss)	8,933	(5,062)	291,155	78,816
Less: Net income attributable to noncontrolling interest	1,574	1,286	12,320	10,752
Net income (loss) attributable to Holdings	$7,359	$(6,348)	$278,835	$68,064

Basic and fully diluted income (loss) per share	$0.13	$(0.47)	$5.38	$1.05

Basic and fully diluted weighted average number of shares outstanding	51,430	48,300	49,089	48,300

Cash distributions declared per share	$0.36	$0.36	$1.44	$1.44

Compass Diversified Holdings Summarized Statement of Cash Flows

	Year Ended
(in thousands)	December 31, 2014	December 31, 2013
Net cash provided by operating activities	70,695	72,374
Net cash (used in) provided by investing activities	(424,753)	66,286
Net cash provided by (used in) financing activities	265,487	(44,122)
Effect of foreign currency on cash	(955)	450
Net increase (decrease) in cash and cash equivalents	(89,526)	94,988
Cash and cash equivalents — beginning of period	113,229	18,241
Cash and cash equivalents — end of period	$23,703	$113,229

Compass Diversified Holdings Condensed Consolidated Table of Cash Flows Available for Distribution and Reinvestment (unaudited)

	Three Months Ended		Twelve Months Ended
(in thousands)	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Net income (loss)	$8,933	$(5,062)	$291,155	$78,816
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	19,812	11,557	55,696	46,227
Impairment expense	—	12,018	—	12,918
Amortization of debt issuance costs and original issue discount	713	877	3,125	3,366
Unrealized loss on derivatives	4,913	62	7,722	130
Loss on debt extinguishment	—	—	2,143	1,785
Excess tax benefit from subsidiary stock options (1)	—	—	(1,662)	—
Supplemental put expense	—	—	—	(45,995)
Gain on deconsolidation of subsidiary	—	—	(264,325)	—
Gain on equity method investment	(11,029)	—	(11,029)	—
Noncontrolling stockholders charges	1,152	1,316	4,744	4,683
Other	1,081	(276)	1,442	(87)
Deferred taxes	(6,657)	(3,136)	(8,601)	(5,257)
Changes in operating assets and liabilities	5,617	979	(9,715)	(24,212)
Net cash provided by operating activities	24,535	18,335	70,695	72,374
Plus:
Unused fee on revolving credit facility (2)	279	611	1,914	2,349
Excess tax benefit from subsidiary stock options (1)	—	—	1,662	—
Successful acquisition costs	2,814	—	4,844	—
Integration services fee (5)	1,000	—	1,000	—
Changes in operating assets and liabilities	—	—	9,715	24,212
Other	—	—	51	—
Less:
Maintenance capital expenditures (3)	4,636	4,251	13,637	14,208
FOX CAD (4)	—	3,845	15,716	11,189
Payment on swap	506	—	2,008	—
Changes in operating assets and liabilities	5,617	979	—	—
Other	399	—	528	—
Estimated cash flow available for distribution and reinvestment	$17,470	$9,871	$57,992	$73,538
Distribution paid in April 2014/2013			$17,388	$17,388
Distribution paid in July 2014/2013			17,388	17,388
Distribution paid in October 2014/2013			17,388	17,388
Distribution paid in January 2015/2014	$19,548	$17,388	19,548	17,388
	$19,548	$17,388	$71,712	$69,552
(1) Represents the non-cash excess tax benefit at FOX related to the exercise of stock options.
(2) Represents the commitment fee on the unused portion of the revolving credit facility.
(3) Excludes growth capital expenditures of approximately $0.6 million and $1.5 million for the three months ended December 31, 2014 and 2013, respectively, and $1.6 million and $6.2 million for the year ended December 31, 2014 and 2013, respectively.
(4) Represents FOX CAD subsequent to the FOX IPO date through the date FOX was deconsolidated. For the year ended December 31, 2014, the amount includes approximately $24.2 million of EBITDA, less: $3.8 million of cash taxes, $1.9 million of management fees, $2.4 million of maintenance capital expenditures and $0.4 million of interest expense.
(5) Represents fees paid by newly acquired companies to the Manager for integration services performed during the first year of ownership, payable quarterly.